Exhibit 10.6.1

FIRST AMENDMENT TO

SERVICING AGREEMENT

This First Amendment to Servicing Agreement is made and entered into as of the 27 day of May, 2005 (“Effective Date”) by and among Household Corporation (“Primary Servicer”) and McRae’s Inc. (“Servicer”) with respect to that certain Servicing Agreement dated as of April 15, 2003 ( the “Agreement”), by and between Primary Servicer and Servicer.

WHEREAS, Primary Servicer and Servicer have agreed to adjust the Servicing Fee Rate to reflect the transfer of certain operational functions governed by the Agreement from Servicer to Primary Servicer: and

WHEREAS, Primary Servicer and Servicer wish to amend the Servicing Agreement to reflect both the adjusted Servicing Fee Rate and other mutually agreed upon changes as specifically set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Primary Servicer and Servicer do hereby agree as follows:

I.	Section 2.02(d) is amended by adding the following sentence at the end thereof: “Additionally, Servicer shall provide to Primary Servicer any requested policies and procedures supporting the servicing activities as are set forth in Exhibit 2.02(a)-1.”

II.	Section 2.04 is amended by adding the following sentence at the end thereof: “Primary Servicer is granted the right to review the servicing performance of any subservicer and to review the results of any audits performed on subservicer operations by or for the Servicer,”

II.	Section 2.07 is amended by adding the following sentence at the end thereof: “Servicer shall make available its disaster recovery plan to Primary Servicer.”

III.	Exhibit 1.05 entitled Bank Secrecy Act Compliance is replaced in its entirety with Exhibit 1.05-Revised which is attached hereto and entitled: Saks Incorporated and its Subsidiaries ANTI-MONEY LAUNDERING, USA PATRIOT ACT AND OFAC POLICES, December 3, 2004.

IV.	Exhibit 2.2(b) is amended to reflect the Servicing Fee Rate as $8.82. This adjusted rate was effective beginning with the month of May, 2004.

V.

Schedule 2.02(d) is amended by replacing its contents in their entirety with the following: “Servicer shall provide to Primary Servicer servicing reports to include, but not be limited to, those described more fully in the Underwriting and Credit Policy and the Servicing and Collections Policy on or before the date specified for their delivery in such policies or as otherwise agreed to between the

Parties. As servicing activities change or are adjusted during the Term of this Agreement, Servicer shall provide to Primary Servicer additional reports to reflect the performance of adjusted servicing activities. The timing and form of any servicing reports will be mutually agreed to upon by Servicer and Primary Servicer. Primary report categories include, but are not limited to the following: call center statistics, credit services activities, risk management, collections agency, Vision 21 reporting, compliance reporting, and credit extension reporting.

VI.	To the extent the provisions of this First Amendment are inconsistent with the Agreement, this First Amendment shall govern.

VII.	This First Amendment supersedes all prior communications regarding the subject matter hereof and shall be binding upon and inure to the benefit of the parties, their respective successors, and assigns.

VIII.	All capitalized terms not otherwise defined herein shall have the same meaning afforded them in the Agreement.

IX.	Except as amended by this First Amendment, the terms and conditions of the Agreement remain in full force and effect.

X.	This First Amendment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused their authorized representatives to execute this First Amendment as of the Effective Date set forth above.

HOUSEHOLD CORPORATION	MCRAE’S INC.